Exhibit 99.2

FIRST AMENDMENT TO THE
ASSET PURCHASE AGREEMENT

THIS FIRST AMENDMENT TO THE ASSET PURCHASE AGREEMENT (the “Amendment”), is made and entered into effective as of June 3, 2008 (the “Effective Date”) by and among International Isotopes, Inc., a Texas corporation (“Buyer”), and Sequoyah Fuels Corporation, a Delaware corporation (“Seller”), pursuant to the terms and conditions set forth herein.  Capitalized terms used but not otherwise defined herein shall have the meanings set forth in that certain Asset Purchase Agreement, dated May 30, 2008, a copy of which is attached hereto as Exhibit A (the “Agreement”) and incorporated herein by this reference.

NOW, THEREFORE, the parties hereby agree as follows:

1.

Section 9.2 is hereby deleted in its entirety and replaced by the following:

No party to this Agreement shall issue any press release or make any public announcement (i) describing the terms of this Agreement or the terms of the transactions contemplated hereby, (ii) using the other party's or its affiliates' names or describing their businesses or (iii) with respect to Buyer, describing the history of the Acquired Assets while in the possession of Seller, without the prior written approval of the other party; provided, however, that any party may make any public disclosure it believes in good faith is required by applicable law if it has, in good faith, sought the consent of the other party, provided further that consent of the other party shall not be unreasonably withheld or delayed, and provided further that consent shall be deemed granted if either party does not provide a response to a solicitation for consent within one (1) business day of receiving notice in compliance with the notice provisions of Section 9.3.  Simultaneously with any solicitation for consent sent by Buyer to Seller, Buyer will provide an additional courtesy copy of any proposed press release or public announcement to Paul Johnson, Esq., Procopio Cory Hargreaves & Savitch, LLP, 530 B. Street, Suite 2100, San Diego, CA 92101, Facsimile: (619) 235-0398.  Seller and Buyer will consult with each other concerning the means by which Seller’s employees, customers, and suppliers and others having dealings with Seller will be informed of the transaction contemplated herein.

2.

Except as specifically set forth herein, the Agreement shall remain in full force and effect.

3.

This Amendment may be executed in counterparts, each of which shall be an original and all of which together shall constitute the same document.

4.

This Amendment shall be binding upon, and inure to the benefit of, the parties and their respective permitted successors and assigns.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

SELLER: SEQUOYAH FUELS CORPORATION, a Delaware corporation	BUYER: INTERNATIONAL ISOTOPES, INC., a Texas corporation
By: s/John H. Ellis	By: s/ Steve T. Laflin
Name: John H. Ellis	Name: Steve T. Laflin
Title: President	Title: President and Chief Executive Officer

EXHIBIT A

Asset Purchase Agreement